Exhibit 4.1
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “MBHI CAPITAL TRUST VIII”, FILED IN THIS OFFICE ON THE SIXTH DAY OF JULY, A.D. 2007, AT 4:16 O’CLOCK P.M.

State of Delaware Secretary of State Division of Corporations Delivered 04:16 PM 07/06/2007 FILED 04:16 PM 07/06/2007 SRV 070789309 — 4384869 FILE
CERTIFICATE: OF TRUST
OF
MBHI CAPITAL TRUST VIII
     THIS Certificate of Trust of MBHI Capital Trust VIII (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act’’).
     1. Name. The name of the statutory trust formed by this Certificate of Trust is MBHI Capital Trust VIII.
     2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration.
     3. Effective Date. This Certificate of Trust shall be effective upon filing.
     IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.
WILMINGTON TRUST COMPANY, as Delaware Trustee